SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MISSION COMMUNITY BANCORP

(Exact Name of Registrant as Specified in Its Charter)

California	77-0559736
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

581 Higuera Street
San Luis Obispo, CA 93401
(Address of Principal Executive Offices Including Zip Code)

MISSION COMMUNITY BANK, N.A.
1998 STOCK OPTION PLAN
(Full Title of the Plan)

Anita M. Robinson
President and Chief Executive Officer
581 Higuera Street
San Luis Obispo, CA 93401
(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service:
(805) 782-5000

Copy to:
S. Alan Rosen, Esq
HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302
(818) 591-2121
(818) 591-3838 (Fax)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered	Per Share	Offering Price	Fee

Common Stock,	180,000 shares	$13.38[1]	$2,408,400[1]	$222.00
No Par Value

[1] Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices of the Common Stock, no par value per share, of Mission Community Bancorp as last reported on the OTC Bulletin Board.

REOFFER PROSPECTUS

MISSION COMMUNITY BANCORP
180,000 SHARES OF COMMON STOCK
NO PAR VALUE PER SHARE

     This Reoffer Prospectus (this “Prospectus”) covers the resale by officers or directors (the “Selling Shareholders”) of Mission Community Bancorp (the “Company”) of shares of the Company’s common stock, no par value per share (the “Common Stock”), acquired pursuant to those certain stock option agreements executed by and between the Company and the Selling Shareholders (the “Stock Option Agreement”) in connection with the Mission Community Bank, N.A., 1998 Stock Option Plan, as amended (the “Plan”).

     The Selling Shareholders may offer shares of the Common Stock from time to time to purchasers directly or through underwriters, dealers or agents. Such shares of the Common Stock may be sold at market prices prevailing at the time of sale or at negotiated prices.

     The Company’s Common Stock has traded infrequently in the over-the-counter market under the trading symbol “MISS.” The Company’s Common Stock is not listed on any exchange or market. Certain information concerning the Common Stock is reported on the NASDAQ electronic bulletin board. The last bid and asked prices for the Common Stock as so reported was on January 28, 2003 and was $12.25 and $14.50 per share, respectively. The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholders. The address of the principal executive offices of the Company is 581 Higuera Street, San Luis Obispo, California 93401 and its telephone number is (805) 782-5000.

     SEE “RISK FACTORS” AT PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PURCHASER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman or other person has been authorized to give any information or to make any representation in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or any Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is February 18, 2003

INTRODUCTION
AVAILABLE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
RISK FACTORS
Adverse Economic and Other Conditions.
Government Regulation; Dividend Restrictions.
Capital Standards.
Competition.
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EXHIBIT 4.2
EXHIBIT 5
EXHIBIT 23.2

MISSION COMMUNITY BANCORP
REOFFER PROSPECTUS

i

INTRODUCTION

     Mission Community Bancorp, a California corporation, headquartered in San Luis Obispo, California (the “Company”), was formed as a bank holding company for Mission Community Bank, N.A., a national banking association (the “Bank”). Under the terms of the Plan of Reorganization and Agreement of Merger (the “Reorganization Agreement”), adopted by the Board of Directors of the Company and approved by the requisite vote of the shareholders at a Special Meeting of the Shareholders held on December 12, 2000, the shareholders of the Bank received shares of the Common Stock of the Company on a one-for-one basis at the effective time of the reorganization. Upon consummation of the reorganization, the shareholders of the Bank became the shareholders of the Company, the Bank became the wholly-owned subsidiary of the Company, and the Company adopted the Bank’s stock option plan as its own. The reorganization was consummated effective December 15, 2000.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). Such reports and other information concerning the Company may be inspected and copied at the public reference facilities maintained at the Commission headquarters at 450 Fifth Street, NW, Washington D.C. 20549, and at the Commission’s regional offices at 233 Broadway, New York, NY 10279, 810 Brickell Ave., Suite 1800, Miami, Florida 33131, 175 W. Jackson Blvd., Suite 900, Chicago, IL 60604, and 1801 California St., Suite 4800, Denver, CO 80202. Copies of such materials can also be obtained upon written request addressed to the Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Upon request, and when suitable arrangements can be made, such records may be sent to any other Commission office for inspection, including the Pacific Regional Office, 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are available through the Commission’s Web site (http://www.sec.gov). Such reports and other information concerning the Company can also be inspected at the offices of the Company at 581 Higuera St., San Luis Obispo, California 93401. The Company’s Common Stock is not listed on a national exchange, but is traded over the counter.

     The Company has filed with the Commission a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or the document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Commission on March 27, 2002.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2001.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Company’s Executive Offices at 581 Higuera St., San Luis Obispo, California 93401, (805) 782-5000.

RISK FACTORS

     Prospective investors should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this Prospectus before purchasing shares offered hereby.

     Adverse Economic and Other Conditions. Beginning in the first quarter of 2000, the national economy, and to an even more severe degree, the state of California, began a cycle of economic recession, which to this date has shown few signs of abatement. Coupled with increased terrorist activity and the threat of warfare, the economic climate could have an adverse effect on the Company’s business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of the collateral securing such loans. The profitability of the Company may be impaired by adverse changes in local and regional economic conditions which affect the areas in which the Company does business or by acts of nature (including earthquakes, which may cause uninsured damage and other loss of value to real estate that secures the Company’s loans) in those areas. Such events could also have a significant adverse impact on the value of such collateral or the Company’s earnings.

     Government Regulation; Dividend Restrictions. The Company and the Bank are subject to extensive governmental supervision, regulation and control, and future legislation and government policy could adversely affect the financial industry. The full impact of such legislation and regulation cannot be predicted, and future changes may alter the structure and competitive relationship among financial institutions. In addition, federal regulatory authorities have the power in certain circumstances to prohibit dividends and other payments from the Bank to the Company, although this has not happened to date. Capital distributions from the Bank would be prohibited, with limited exceptions, if the Bank were categorized as “undercapitalized” under applicable federal regulations, and payments of interest and principal on subordinated debt of the Bank could be restricted or prohibited, with some exceptions, if the Bank were categorized as “critically undercapitalized” under applicable federal regulations. Further, the Office of the Comptroller of the Currency and applicable federal regulators have the authority to prohibit the payment of dividends by the Bank if they find that such payment would constitute an unsafe or unsound practice.

     Capital Standards. The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet such as loans, and off-balance sheet items, such as letters of credit and recourse arrangements. In determining the capital level the Bank is required to maintain, the federal banking agencies do not, in all respects, follow generally accepted accounting principals and have special rules which have the effect of reducing the amount of capital they will recognize for purposes of determining the capital adequacy of the Company and the Bank. Future changes in federal banking regulations or practices could increase the capital level the Company and the Bank are required to maintain or further reduce the amount of capital recognized for purposes of capital adequacy. Such change could affect the ability of the Company to grow and could restrict the amount of profits, if any, available for the payment of dividends.

     Competition. The Company, via the Bank, faces strong competition both in attracting deposits and in making loans. The Bank’s competition in making loans comes principally from commercial banks, savings and loan associations, mortgage companies, and to a lesser degree, thrift and loan companies, credit unions and insurance companies. Many of the nation’s largest commercial banks and savings and loan associations have a significant number of branch offices in the areas in which the Bank conducts operations. By virtue of their larger capital base, many of the commercial banks and savings and loan associations with which the Bank competes have significantly greater lending limits than the Bank and perform other services for their customers which the Bank can offer only through correspondents or other vendors, if at all. Deregulation of the banking industry and increased competition from nonbank entities for the cash balances of individuals and businesses have had and will continue to have a significant impact on the competitive position of the Bank. Competition for loans tends to increase during periods of low interest rates. Among the advantages of the larger of these institutions are their ability to make larger loans, finance extensive advertising campaigns, access international money markets and generally allocate their investment assets to regions of highest yield and demand. Management believes that its most direct competition for deposits comes from commercial banks, stock brokerage firms, savings and loan associations, thrift and loan companies and credit unions. Additional significant competition for deposits may be expected to arise from corporate and governmental debt securities, as well as money market mutual funds.

USE OF PROCEEDS

     The Selling Shareholders will receive all of the net proceeds from the sale of the shares of Common Stock owned by the Selling Shareholders and offered hereby. The Company will receive none of the proceeds of the sale of such shares of Common Stock.

SELLING SHAREHOLDERS

     The Common Stock covered by this Prospectus is being offered by the Selling Shareholders identified in the table below. The shares of Common Stock have been acquired by the Selling Shareholders pursuant to stock option agreements with the Company. The following sets forth certain information as of January 31, 2003, with respect to the Selling Shareholders and the shares of Common Stock offered hereby:1

				Maximum	Maximum %
				Amount of	of Shares to
		Shares of	No. Of Shares	Shares to be	be Held
		Common Stock	Underlying	Held After	After
Shareholder	Position	Presently Held[2]	Options Held	Offering[3]	Offering [4]

Bruce M. Breault	Director	21,250	15,933	21,250	3.37%
Roxanne M. Carr	Secretary	10,000	9,800	10,000	1.59%
Karla S. Cool	Director	4,837	4,500	4,837	0.77%
William B. Coy	Director, Vice Chairman of the Board	7,750	9,800	7,750	1.23%
William C. Demmin	Executive Vice President and Chief Financial Officer	0	7,000	0	N/A
Erol F. Giray, M.D.	Director	6,530	8,733	6,530	1.04%
Anita M. Robinson	Director, President, and Chief Executive Officer	18,609	25,000	18,609	2.95%
Robin L. Rossi	Director	13,707	13,800	13,707	2.18%
Gary E. Stemper	Chairman of the Board	7,500	12,200	7,500	1.19%
Karl F. Wittstrom	Director	15,450	11,400	15,450	2.45%

1A certain unnamed non-affiliate may use the reoffer prospectus for the reoffer and resale of up to 100 shares of Common Stock previously acquired upon exercise of options granted under the Plan.

[2]Includes shares beneficially owned.

[3]Assumes sale of all option shares in the offering.

[4]Assumes the options shares of the particular Selling Shareholder are issued and outstanding. As of January 31, 2003, there were 630,166 shares of Common Stock issued and outstanding.

PLAN OF DISTRIBUTION

     The Selling Shareholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Prospectus, but it is anticipated that the Selling Shareholders may sell all or a portion of the shares of Common Stock from time to time to purchasers directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the shares of Common Stock for whom they may act as agent. The Selling Shareholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the shares of Common Stock might be deemed to be underwriters, and any profit on the sale of such shares of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the shares of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

     The shares of Common Stock may be sold on the over-the-counter (electronic bulletin board) market or in privately negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell any or all the Common Stock described herein and may transfer, devise or gift such shares by other means not described herein.

LEGAL MATTERS

     The validity of the shares offered hereby will be passed on for the Company by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.

EXPERTS

     The financial statements and schedules incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, have been audited by Vavrinek, Trine, Day & Co., LLP independent public accountants, as stated in their report, which has been incorporated herein by reference, and has been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement and are made a part hereof:

(a)	Mission Community Bancorp’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Commission on March 27, 2002.

(b)	Mission Community Bancorp’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2002, June 20, 2002 and March 31, 2002, filed with the Commission on November 12, 2002, August 12, 2002 and May 13, 2002, respectively.

(c)	Mission Community Bancorp’s Current Report on Form 8-K filed with the Commission on September 12, 2002.

(d)	All other documents filed by Mission Community Bancorp pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2001 to the date of this filing.

     All documents subsequently filed by the Mission Community Bancorp (the “Company”) pursuant to Sections 13(a), 13(c), 14 and
15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Authorized Stock. The Company’s Articles of Incorporation authorize 1,000,000 shares of Common Stock, no par value (the “Common Stock”), and 1,000,000 shares of Preferred Stock, no par value, of which, 100,000 shares have been designated Series A Non-Voting Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), 20,500 shares have been designated Series B Non-Voting Preferred Stock (the “Series B Preferred Stock”), and 50,000 shares have been designated Series C Non-Voting Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”).

     Common Stock.

     Voting Rights. Holders of shares of the Common Stock are entitled to one vote for each share held of record on all matters voted upon by the shareholders, except that shareholders are entitled to cumulative voting rights in connection with the election of directors if the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder’s intention to cumulate votes. Cumulative voting provides a shareholder with a number of votes equal to the number of shares he or she holds multiplied by the number of directors to be elected. This total number of votes may be cast for one candidate or may be distributed among as many candidates as the shareholder sees fit.

     Merger, Consolidation or Liquidation. Under the provisions of Article EIGHTH of the Company’s Articles of Incorporation, the Company may be merged, consolidated, or otherwise liquidated only upon the affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding shares of the Company’s stock. In such an event, each share of stock would receive an equal portion of the proceeds of such transaction, after payment of all liabilities and expenses due, if any, subject to the rights and preferences described more fully below.

     Dividends. Each share of Common Stock will share equally with every other share in dividends, which are payable when and as declared by the Board of Directors, out of funds legally available therefor, subject to the restrictions set forth in the California General Corporation Law, after the requirements with respect to preferential dividends upon all classes and series of preferred stock entitled thereto have been paid or declared and set apart for payment and after the Company shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock. Additionally, certain provisions of the preferred stock restrict the ability of the Company to pay cash dividends unless the required dividends on the preferred stock are also paid, as briefly described below.

     Preemptive Rights. Holders of the Common Stock do not have preemptive rights to subscribe for additional shares if any such additional shares are offered for sale by the Company. Holders of the Common Stock will be entitled to participate in any liquidation, dissolution, or winding up on a pro rata basis, subject to the rights and preferences of other classes of stock contained in the Company’s charter documents and briefly described below.

     Conversion or Redemption Rights; Sinking Fun Provisions. The Common Stock has no conversion or redemption rights, and no sinking fund provisions are applicable thereto.

     Series A Preferred Stock. The Series A Preferred Stock have identical rights and privileges in every respect to the Common Stock except that they are non-voting. The dividend rights attributable to the holders of Series A Preferred Stock are proportioned to those of the holders of the Common Stock based upon a two-for-one conversion ratio; that is, the Series A Preferred Stock participate on a per share basis in any dividend declared on Common Stock at the rate of one-half of the per share Common Stock dividend, but are not entitled to any fixed rate of return (zero percent cumulative). The Series A Preferred Stock may be converted into Common Stock of the Company on a two-for-one exchange (50,000 shares of Common Stock have been set aside and reserved by the Company for such purpose) at any time upon the request of a holder of such Series A Preferred Stock upon or after the sale, transfer or other disposition of such shares of Series A Preferred Stock by the initial holder thereof. No sinking fund will be established for the redemption of shares of Series A Preferred Stock. In the event the Company is liquidated, for any reason, the holders of Series A Preferred Stock shall be entitled to a liquidation preference of Five Dollars ($5.00) per share before holders of Common Stock receive any distribution and after the holders of Common Stock receive Ten Dollars ($10.00) per share, any further distributions shall be at the ratio of One Dollar ($1.00) per share on the Series A Preferred Stock to Two Dollars ($2.00) per share for Common Stock, subject to adjustment. If the Common Stock is subdivided, combined or reclassified, the Series A Preferred Stock shall be subdivided, combined or reclassified on the same basis. The holders of the Series A Preferred Stock shall have no right to vote any such shares except as may be required by applicable law. Subject to the receipt of any required regulatory approval, the Series A Preferred Stock shall be automatically redeemable, in whole or in part, at any time upon the request of the holder of such Series A Preferred Stock, in cash at the price of Five Dollars ($5.00) per share, without further action on the part of the Company, upon and after a finding that the Company is in default under any Community Development Financial Institutions Program Assistance Agreement for Technical Assistance Grants to and Equity Investments in Regulated Institutions, or any successor agreement, to which the Company is a party or by which it is bound.

     Series B Preferred Stock. The Series B Preferred Stock have rights and privileges similar to the Common Stock except that they are non-voting. The dividend rights attributable to the holders of the Series B Preferred Stock are proportioned to those of the holders of the Common Stock; that is, the Series B Preferred Stock participate on a per share basis in any dividend declared on the Common Stock, but such Series B Preferred Stock is not entitled to any fixed rate of return (zero percent cumulative). The Series B Preferred Stock are not convertible or redeemable. If the Common Stock is subdivided, combined or reclassified, the Series B Preferred Stock shall be subdivided, combined or reclassified on the same basis. In the event the Company is liquidated, for any reason, the holders of Series B Preferred Stock shall be entitled to a liquidation preference of Ten Dollars ($10.00) per share before holders of Common Stock receive any distribution, but such liquidation preference is junior in right of payment to the liquidation preference for the Series A Preferred Stock discussed above. Additionally, in the event of a so-called “change in control” (including certain mergers, sales of assets or tender offers), holders of the Series B Preferred Stock shall be entitled to receive a payment in the same form of consideration and in the same amount as the per share price received, or deemed to be received, by the holders of the Common Stock of the Company in or as a result of the “change in control” event.

     Series C Preferred Stock. The Series C Preferred Stock have identical rights and privileges in every respect to the Common Stock except that they are non-voting. The dividend rights attributable to the holders of Series C Preferred Stock are proportioned to those of the holders of the Common Stock; that is, the Series C Preferred Stock participate on a per share basis in any dividend declared on Common Stock, but are not entitled to any fixed rate of return (zero percent cumulative). The Series C Preferred Stock may be converted into Common Stock of the Company on a one-for-one exchange basis (50,000 shares of Common Stock have been set aside and reserved by the Company for such purpose) at any time upon the request of a holder of such Series C Preferred Stock upon or after the sale, transfer or other disposition of such shares of Series C Preferred Stock by the initial holder thereof. No sinking fund will be established for the redemption of shares of Series C Preferred Stock. In the event the Company is liquidated, for any reason, the holders of Series C Preferred Stock shall be entitled to a liquidation preference of Ten Dollars ($10.00) per share before holders of Common Stock receive any distribution and after the holders of Common Stock receive Ten Dollars ($10.00) per share, any further distributions shall be at the ratio of One Dollar ($1.00) per share on the Series C Preferred Stock to One Dollar ($1.00) per share for Common Stock, subject to adjustment. If the Common Stock is subdivided, combined or reclassified, the Series C Preferred Stock shall be subdivided, combined or reclassified on the same basis. The holders of the Series C Preferred Stock shall have no right to vote any such shares except as may be required by applicable law. Subject to the receipt of any required regulatory approval, the Series C Preferred Stock shall be automatically redeemable, in whole or in part, at any time upon the request of the holder of such Series C Preferred Stock, in cash at the price of Ten Dollars ($10.00) per share, without further action on the part of the Company, upon and after a finding that the Company is in default under any Community Development Financial Institutions Program Assistance Agreement for Equity Investments in Regulated Institutions, or any successor agreement, to which the Company is a party or by which it is bound.

     Other Considerations. From time to time, the Company may issue debt obligations, such as subordinated notes and debentures. These obligations have a superior claim to those of the shareholders. In the event of liquidation, such debt obligations would have to be paid before the shareholders received any shares of the proceeds of the liquidation.

     The Company’s Articles of Incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s stock, unless the vote of the holders of a greater amount of stock is required by law, and except with respect to the amendment of Article EIGHTH of the Company’s Articles of Incorporation, which requires the affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding shares of the Company’s stock.

     U.S. Stock Transfer Corporation serves as the Company’s registrar and transfer agent.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article Fifth of Mission Community Bancorp’s Articles of Incorporation provide that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under the California General Corporation Law (the “Corporation Law”). Section 6.1 of Mission Community Bancorp’s Bylaws provides that Mission Community Bancorp shall indemnify each of its directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an “agent” of Mission Community Bancorp to the fullest extent permissible under California law. Mission Community Bancorp’s Articles of Incorporation and Bylaws also provide that Mission Community Bancorp is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section

317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent’s defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by (1) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified. [

     The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements, if any, referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Mission Community Bank, N.A. 1998 Stock Option Plan, as amended*

4.2	Form of Stock Option Agreement

4.3	Mission Community Bancorp’s Articles of Incorporation*

4.4	Certificate of Determination of Series A Non-Voting Convertible Redeemable Preferred Stock of Mission Community Bancorp*

4.5	Certificate of Determination of Series B Non-Voting Preferred Stock of Mission Community Bancorp*

4.6	Certificate of Determination of Series C Non-Voting Convertible Redeemable Preferred Stock of Mission Community Bancorp**

4.7	Mission Community Bancorp’s Bylaws*

5	Legal Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. with respect to the validity of the shares of Common Stock underlying options registered hereby

Exhibit Number	Description

15	Not Applicable

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (Included in Exhibit 5)

23.2	Consent of Vavrinek, Trine, Day & Co. LLP

24	Not Applicable

*	Filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by this reference.

**	Filed as an exhibit to the Company’s Form 10-QSB for the quarter ended September 30, 2002, as filed with the Securities and Exchange Commission on November 12, 2002, and incorporated herein by this reference.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be treated as a new registration statement of the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Mission Community Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Luis Obispo, State of California on the 31st day of January, 2003.

MISSION COMMUNITY BANCORP

By:	/s/ Anita M. Robinson ANITA M. ROBINSON President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anita M. Robinson and S. Alan Rosen, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce M. Breault Bruce M. Breault	Director	January 31, 2003

/s/ Roxanne M. Carr Roxanne M. Carr	Secretary	January 31, 2003

Karla S. Cool	Director	January , 2003

/s/ William B. Coy William B. Coy	Director (Vice Chairman of the Board)	January 31, 2003

Erol F. Giray, M.D.	Director	January , 2003

/s/ William C. Demmin William C. Demmin	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	January 31, 2003

/s/ Anita M. Robinson Anita M. Robinson	Director, President and Chief Executive Officer	January 31, 2003

Robin L. Rossi	Director	January , 2003

Gary E. Stemper	Chairman of the Board	January , 2003

/s/ Karl F. Wittstrom Karl F. Wittstrom	Director	January 31, 2003

Exhibit Index

Exhibit Number	Description

4.1	Mission Community Bank, N.A. 1998 Stock Option Plan, as amended*

4.2	Form of Stock Option Agreement

4.3	Mission Community Bancorp’s Articles of Incorporation*

4.4	Certificate of Determination of Series A Non-Voting Convertible Redeemable Preferred Stock of Mission Community Bancorp*

4.5	Certificate of Determination of Series B Non-Voting Preferred Stock of Mission Community Bancorp*

4.6	Certificate of Determination of Series C Non-Voting Convertible Redeemable Preferred Stock of Mission Community Bancorp**

4.7	Mission Community Bancorp’s Bylaws*

5	Legal Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. with respect to the validity of the shares of Common Stock underlying options registered hereby

15	Not Applicable

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (Included in Exhibit 5)

23.2	Consent of Vavrinek, Trine, Day & Co. LLP

24	Not Applicable

*	Filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by this reference.

**	Filed as an exhibit to the Company’s Form 10-QSB for the quarter ended September 30, 2002, as filed with the Securities and Exchange Commission on November 12, 2002, and incorporated herein by this reference.